Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	The Trout Group (Investor Inquiries)
Investor Relations	Ritu Baral (212) 477-9007 ext. 25
(610) 941-5675	Sam Brown Inc. (Media Inquiries)
www.genaera.com	Mike Beyer (773) 463-4211; beyer@sambrown.com

GENAERA CORPORATION PRESENTS ENCOURAGING DATA ON BILATERAL VISUAL ACUITY IN SUBJECTS FROM EVIZON

PHASE II TRIALS

Plymouth Meeting, PA -- March 29, 2006 -- Genaera Corporation (NASDAQ: GENR) today presented a new subset analysis of EVIZON™ (squalamine lactate) clinical data at the IBC Third Annual Ocular Anti-angiogenesis Conference in Cambridge, MA, that suggests the treatment may benefit patients with wet age-related macular degeneration (AMD) whose vision has already significantly deteriorated. In an overview of Phase II clinical trial data, including recently announced 24-week interim results from Study 209 (MSI-1256F-209), Michael J. Gast, M.D., Ph.D., Senior Vice President, Clinical Research and Development, described outcomes for subjects in these studies with fellow affected eyes (i.e., documented disease in the second eye) and poor vision at study entry.

"These data, which are consistent across our Phase I/II program, suggest that intravenous EVIZON safely stabilizes or improves vision in both the study eye and the fellow affected eye in a dose responsive fashion," said Dr. Gast. "What is particularly intriguing is that this effect appears to be most marked in subjects with poorer vision in fellow affected eyes, many of whom, as a result of their low visual acuity, would not currently be considered good candidates for treatment. We look forward to confirming this benefit in ongoing studies."

Dr. Gast reviewed new analyses of fellow affected eyes from Study 207 (MSI-1256F-207), an 18 patient, multicenter, open-label pharmacokinetic trial and from Study 209, a 108 patient, randomized, masked, controlled trial.

In Study 207, mean best corrected visual acuity in fellow affected eyes across all EVIZON dose groups improved over base-line by as many as 8 letters following 4 weekly treatments with EVIZON in subjects with poorer vision (defined as < 50 ETDRS letters at study entry). This effect was also seen in the larger Study 209, where a dose response across EVIZON treatment groups was evident. An analysis of all fellow affected eyes at 24 weeks showed that the 40 mg EVIZON dose improved vision by 4 letters on average from baseline and the 20 mg dose improved vision by approximately 2 letters, with the placebo group declining from baseline by an average of 3 letters. In subjects with very poor vision in the fellow affected eye (defined as < 34 ETDRS letters at study entry), the improvement by dose group was more pronounced. At 24 weeks, best corrected visual acuity in the 40 mg dose group had improved by 8 letters and by more than 5 letters in the 20 mg dose group.

Dr. Gast reported that the potential of EVIZON in fellow eyes would also be carefully evaluated in Study 212 (MSI-1256F-212), a planned, multi-center, randomized, open label, pharmacodynamic and safety study designed to determine if higher dose levels of EVIZON will produce greater improvements in visual acuity. The study will evaluate four intravenous doses of EVIZON, 40 mg, 80 mg, 120 mg, and 160 mg, over 16 weeks of treatment (4 weekly doses followed by 3 monthly doses). Genaera expects to initiate the study in the second quarter of 2006.

About Genaera Corporation

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera's lead product in development for ophthalmic indications, specifically wet age-related macular degeneration (AMD). Genaera's other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding preliminary results, future clinical development plans and prospects for Genaera's programs. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "develop," "expect," and "continue," or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including EVIZON™ (squalamine lactate) and squalamine, may be delayed or not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.